Exhibit 23.6

CLARKSONS
St. Magnus House 3 Lower Thames Street London EC3R 6HE
+44 (0) 20 7334 0000	www.clarksons.com

CLARKSON RESEARCH SERVICES LIMITED

TEL : +44 (0) 20 7283 8955

FAX: +44 (0) 20 7623 0539

crs@clarksons.co.uk

July 21, 2005

Seaspan Corporation

Ladies & Gentlemen:

Reference is made to the Form F-1 registration statement (the “Registration Statement”) relating to the initial public offering of common shares by Seaspan Corporation (the “Company”).

We hereby consent to all references to our name in the Registration Statement and to the use of the graphical and statistical information supplied by us set forth in the sections of the Registration Statement entitled “Industry Trends” in the “Prospectus Summary” and “The International Containership Industry”. We further advise the Company that our role has been limited to the provision of those date, graphs, and tables. With respect to such statistical data, graphs and tables supplied by us, we advise you that:

•	some industry data included in this discussion is based on estimates or subjective judgements,

•	the published information of other maritime data collection experts may differ from this data, and

•	while we have taken reasonable care in the compilation of the industry statistical data, graphs and tables and believe them to be correct, data compilation is subject to limited audit and validation procedures.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement of the Company on Form F-1 to be filed with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and to the reference to our firm in the section of the Prospectus entitled “Experts”.

CLARKSON RESEARCH SERVICES LIMITED

By:	/s/ C.J. Tyler
Name:	C.J. TYLER
Title:	DIRECTOR